                           STOCK PURCHASE AGREEMENT


This Agreement is entered into on April 17, 1997, by and between:

ACG Nystromgruppen AB, reg. No. 556030-0914, a Swedish company with its registered office at Boras, duly incorporated and registered under the laws of Sweden (hereinafter called the "Seller") and;

AFP Imaging Corporation, a company with offices at 250 Clearbrook Road, Elmsford, New York 10523, duly incorporated under the laws of the State of New York, (hereinafter called the "Buyer").

WITNESSETH

WHEREAS, the Seller is the owner of 500 shares with a par of value of SEK 100 per share in Regam Medical Systems International AB, reg. No. 556222-7370 (hereinafter called the "Shares"), a company organized and existing under the laws of Sweden and with offices at Regementsvagen 5, Sundsvall (hereinafter called the "Company"), representing 100 percent of the issued share capital of the Company and;

WHEREAS, the Seller has offered to sell the Shares to the Buyer and the Buyer desires to purchase the Shares.

NOW THEREFORE

In consideration of the premises and the mutual covenants contained herein, it is hereby agreed as follows:

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                                                                              2

1.       PURCHASE AND SALE OF SHARES

Pursuant to the terms and conditions set forth herein, the Seller hereby agrees to sell the Shares to the Buyer and the Buyer hereby agrees to purchase the Shares from the Seller on the Closing (as defined below). The Shares shall be sold free and clear of all claims, liens, charges, pledges or encumbrances and together with all rights attached or accruing thereto, including all dividend rights relating to profit and earnings from September 1, 1996.

2.       PURCHASE PRICE

2.1 The purchase price shall be (i) a fixed amount of USD TWO MILLION SEVEN HUNDRED THOUSAND (2,700,000) (the "Fixed Purchase Price") and
         (ii) an additional purchase price according to section 2.3 (the "Additional Purchase Price").

2.2


2.2.1    The Fixed Purchase Price shall be paid according to the following:

         a)       By wire transfer on the Closing             USD 1,500,000
                  (as defined below)
         b)       By wire transfer on March 31, 1998            USD 200,000
         c)       Issuance by the Buyer on the Closing
                  (as defined below) of a promissory
                  note in the form of Exhibit 1 in the
                  aggregate principal amount of               USD 1,000,000
                                                              -------------
                                                              USD 2,700,000

2.2.2 The Seller's right to USD 200,000 according to Section 2.2.1b), shall be covered by an irrevocable "on demand" guarantee confirmed and payable by a Swedish bank.

2.2.3 Payments under Sections 2.2. la) and b) shall be made in USD and to such bank account as the Seller shall have designated to Buyer in writing no later than two (2) days prior to date on which the payment is to be made.

2.3

2.3.1 The Additional Purchase Price shall be based on the Buyer's Group's (defined as the Buyer and any company controlling, controlled by or under common control with the Buyer) Net Sales (as defined below) relating to the Company's digital imaging products, hardware, software and technologies, also known as "Sens-A-Ray" and/or model SUC-L and/or Model SUC-l and/or Model 2000-448 and/or Model 2000-648 and all derivatives thereof (the "Product") for the three calendar years 1997-1999 and shall be an amount equal to six (6) per cent of Net Sales (as defined below) relating to the Product for each of the aforementioned calendar years.

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                                                                              3

         The Buyer's Group's net sales related to the Product shall mean the aggregate invoiced amounts by the Buyer's Group (or any licensee of the Buyer's Group) for the sale or lease of the Product, less amounts appearing on the Product invoices for returned sales and allowances, value added or other such similar taxes and freight charges ("Net Sales").

         When calculating the Net Sales the Buyer's Group's accounts shall be in accordance with generally accepted accounting principles and the accounting principles presently used by the Buyer's Group. The billing shall be in accordance with presently used billing principles.

         The Additional Purchase Price shall be paid by wire transfer to a bank account designated by the Seller. The payment shall be made not later than March 31 in each relevant year (1998, 1999 and 2000).


         The Buyer shall on demand present to the Seller all documentation needed by the Seller to calculate the Additional Purchase Price. The Seller has the right, by means of an authorized auditor (Sw: auktoriserad revisor) appointed by the Seller, to inspect those books of the Buyer's Group that relate to Net Sales of the Product. The Seller is also entitled to address questions to the auditors within the Buyer's Group and to receive answers from these auditors with regards to the Net Sales.

         Accounts of Net Sales' shall be rendered quarterly from the Buyer to the Seller. The Buyer shall also provide the Seller with annual accounts each relevant year.

         The Seller and its authorized auditor (Sw: auktoriserad revisor) shall treat information received according to this Section as confidential.

2.3.2 Notwithstanding what has been stated in Section 2.3.1, the Additional Purchase Price shall never be less than the following amounts (the "Minimum Additional Purchase Price").

         Calendar    The Minimum       Additional  Due date
         year        Purchase Price

         1997        USD 70,000        March 31, 1998 (aggregate for 1997)
         1998        USD 140,000       March 31, 1999 (aggregate for 1997-1998)
         1999        USD 200,000       March 31, 2000 (aggregate for 1997-1999)


         It has been expressly agreed between the parties that the Minimum Additional Purchase Price shall immediately fall due and be payable if the Buyer's Group (i) no longer owns all of the patents and patent applications listed in Exhibit 2 (unless (a) such patents and

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                                                                              4

         patent applications have lapsed or expired or (b) the Company is unable to effect a registration of such patents and patent applications in the name of the Company), (ii) makes decisions or takes measures limiting the Net Sales of the Product because of the fact that the sales of the Product are not profitable for the Buyer's Group.

         The Seller's right to immediate payment of the Minimum Additional Purchase Price in connection with (i) and (ii) above, shall exclude the Seller from any right to compensation for damages for the remaining Additional Purchase Price which would have been due and payable had no such decisions or measures been made or taken.

         Notwithstanding what has been stated in Sections 2.3.1 and 2.3.2, the total Additional Purchase Price under this Agreement shall never, under any circumstances, exceed USD 1,000,000.


2.3.3 If the (company, within three (3) years from the Closing, is contacted by the University of Texas, USA, or by its assigns (the "University") regarding the University's patent No. 5,179,579 and as a result of such contact the Company becomes legally obligated (including a good faith settlement with the University) to pay royalties to such University in order to continue to sell the Product, the parties to this Agreement hereby agree that the percentage rate of six (6) per cent as set out in Section 2.3.1 shall be re-negotiated. Notwithstanding what has been stated in this Section 2.3.3, the Minimum Additional Purchase Price and the total Additional Purchase Price as set out in Section 2.3.2 shall nevertheless remain unchanged.

3.       RELEASE FROM GUARANTEE

The Seller has pursuant to a sensor supply agreement with EEV Limited ("EEV") and Svenska Handelsbanken guaranteed the Company's fulfillment of its obligations towards EEV. The guarantee is in an amount not to exceed Great Britain Pounds ("GBP") 220,000. The Seller shall be released from this guarantee and the Buyer shall guarantee the Company's obligations towards Svenska Handelsbanken, if so requested by Svenska Handelsbanken.

The Company's major obligations under the EEV Supply Agreement as of the date hereof are set forth in Exhibit 3.

4.       CONDITIONS TO CLOSING

The respective obligations of the parties under this Agreement to be performed at or before the Closing (as defined below) shall be subject to the satisfaction, at or before the Closing (as defined below), of each of the following conditions:

4.1 The Seller shall have submitted to the Company, as an unconditional shareholder's contribution, the principal amount of SEK 3,770,000. Such unconditional shareholder's contribution shall be effected as of February 28, 1997, by means of waiving of all of the


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         Seller's claims, which claims as of February 28, 1997, amount to SEK
         1,890,000, against the Company. The remaining amount, SEK 1,880,000 shall have been effected by capital infusion to the Company. Evidence of such unconditional shareholder's contribution, satisfactory to Buyer, shall be delivered to Buyer.

4.2 Seller shall have been released from its guarantee pursuant to Section 3 hereof.

4.3 All consents and/or assignments that shall be necessary to consummate the transactions contemplated by this Agreement shall have been obtained.


4.4 The officers and directors of the Company shall have tendered their resignations effective as of the Closing.

4.5 Opinion from Buyer's Swedish counsel, in form satisfactory to Buyer, regarding acquisition of assets from Regam Medical Systems AB in bankruptcy.

         Opinion from Buyer's US counsel addressed to Seller and opinion from Seller's Swedish counsel addressed to Buyer, in form satisfactory to Buyer and Seller, as the case may be.


5.       ACTIONS ON CLOSING; COOPERATION RESPECTING ACTIONS AFTER CLOSING

5.1 The Closing shall take place on April 17, 1997, at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158, or at such other place as the parties hereto mutually agree (the "Closing"). At the Closing, the Buyer shall pay a portion of the Fixed Purchase Price (USD 1,500,000) according to Section 2.2. la) above, deliver the bank guarantee according to Section 2.2.2 and deliver the promissory note according to Section 2.2.1c).

5.2 Against receipt of such portion of the Fixed Purchase Price (USD 1,500,000) and the promissory note and the guarantee as set out in
         Section 5.1 above, the Seller shall deliver to the Buyer, duly endorsed share certificates representing the Shares together with any dividend coupons and the share ledger of the Company.

5.3 Following the Closing, Seller shall use its best efforts to assist Buyer, at Buyer's reasonable request, in negotiating, processing, handling or otherwise resolving any ongoing matter regarding the business of the Company not completed by the Closing. More specifically, Seller shall use its best efforts, at Buyer's reasonable request, to make sure that the Company's projects involving the European Union are not terminated due to the change of ownership of the Company under this Agreement. It should, however, be noted that the Seller in no way can guarantee that such projects involving the European Union will not be terminated due to the change of ownership of the Company


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                                                                              6

         under this Agreement. Furthermore, if necessary for registration purposes, Seller shall assist Buyer, at Buyer's reasonable request, in any registration procedure to register the Company as owner of the patents, trademarks and pending applications listed in Exhibit 6. For avoidance of doubt, it is expressly agreed that all costs relating to such registration procedure shall be borne by the Buyer.

6.       BOARD OF DIRECTORS


6.1 Promptly after the Closing an extraordinary general meeting of shareholders of the Company shall be held by the Buyer in order to elect a new Board of Directors.

6.2 The Seller covenants that the present directors will be removed from their positions without any claim for compensation or renumeration from the Company and that these directors will not from the date of the Closing exercise their formal authority to represent the Company.

6.3 The Buyer covenants that the next ordinary shareholders' meeting of the Company will pass the necessary resolutions whereby the present directors will be discharged from liability with respect to their administration of the Company's affairs, on the condition, however, that the Company's auditors approve such discharge from liability.

6.4 The Seller shall cause general powers of attorney to be duly issued in favor of any persons appointed by the Buyer which individuals shall have unlimited authority to represent the Company in all matters until the new Board of Directors has been officially registered.

7.       FINANCIAL STATEMENTS

         Annexed hereto as Exhibit 4 and 5 are the audited financial statements of the Company for the period September 1, 1995-August 31, 1996, and the unaudited interim financial statements for the period September 1, 1996-February 28, 1997 (the "Financial Statements").


8.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The purchase price for the Shares has been based on a future value, determined on an earnings basis. Therefore, the only representations and warranties given by the Seller as of the Closing are the following:

8.1 The Company is duly organized, validly existing under the laws of Sweden and has the corporate authority to own its properties and carry on its business as now conducted.

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                                                                              7

8.2 All books and records of the Company have been properly maintained in accordance with Swedish law.

8.3 The Shares are fully paid and have been validly issued in compliance with the relevant laws of Sweden and are free of pre-emptive rights or other restrictions on transfer of title, free and clear of all mortgages, pledges, liens, encumbrances, charges or other third party rights of any kind. The Seller has good and marketable title to the Shares and shall on Closing have full right and power to sell, assign and transfer the Shares to the Buyer.


         The Buyer has been made aware of the legal requirement to increase the share capital of the Company to SEK 100,000 before December 31, 1997.

8.4 All patents, copyrights, trademarks and trade names owned by the Company, together with all pending applications (domestic and foreign), are listed in Exhibit 6. Most of the patents, trademarks and pending applications were formerly owned by Regam Medical System AB, and a few were owned by Benny Johansson, which company and person are still registered as owner of most of the patents, trademarks and pending applications. The rights in the patents, the trademarks and pending applications acquired by the Company are in full force and effect.

8.5      The Company's registered share capital amounts to SEK 50,000.

8.6 The Seller is not bound by any commitment of any kind relating to the Shares, whether by conversion, exchange, option, warrant or otherwise.

8.7 The execution, delivery and performance of this Agreement has been duly authorized by the Seller and does not (i) violate the articles of association of the Seller or the Company or any other agreement to which the Seller or the Company is a party, or (ii) conflict with or violate any law, rule, regulation, order, writ, decree, judgment, injunction or award applicable to the Company or the Seller.

8.8 Except as have already been obtained, no approvals or consents are necessary in respect of the Seller or the Company in connection with the transactions contemplated by this Agreement.

8.9 There are no material liabilities, fixed or contingent, not fully provided for in the Financial Statements.

8.10 Except as set forth in Exhibit 7, the Company has good and marketable title to all real, personal and intangible property reflected on the Financial Statements as of the respective dates thereof, subject to no liens, pledges, encumbrances, or charges of any kind not reflected on the Financial Statements.

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                                                                              8

8.11 Except as disclosed in Exhibit 8, there are no pending or to the Seller's knowledge threatened litigation against the Company which could result in a material adverse change in the financial position, business, assets or properties of the Company. To the best of the Seller's knowledge, the Company has never been involved in litigation which has resulted in a material adverse change in the financial position, business, assets or properties of the Company.

8.12 All material agreements, contracts and understandings of the Company are listed in Exhibit 9. Except as set forth in Exhibit 9, the Company is not a party to any (i) contracts not made in the ordinary course of business, (ii) leases with respect to real property, (iii) dealer's, manufacturer's representative or distributors agreements not terminable by the Company on 90 days notice or less, or (iv) insurance, severance or any other arrangements providing employee benefits.

         The Company has performed all obligations required to be performed to date and is not in default in any material respect under any agreement listed in Exhibit 9.

         Except as set forth in Exhibit 10, neither this Agreement nor the transactions contemplated herein will in accordance with the terms of above mentioned material agreements constitute a breach or an event of default under such material agreements to which the Company is a party, or will in accordance with its terms, result in the termination in whole or in part of any such material agreement to which the Company is bound.

8.13 The Company does not have any current, future or contingent liability in respect of current or past employees in respect of pension or related retirement benefits that are not either fully insured by a third party, fully funded or for which sufficient provisions have not been made for in the Financial Statements.

8.14 The Company has not offered or agreed to pay any material amount of money for the purpose of obtaining or maintaining business in violation of law.

8.15 The Company has filed all necessary reports and tax returns required by all Swedish governmental agencies relating to the Company's business, all of which, in all material respects, are correct and complete, and has paid or caused to be paid all assessments shown to be due or claimed to be due thereon as of the Closing. All taxes or social law benefit payments for employees of the Company, due as of the Closing, to government agencies have been paid.

8.16 Copies of the Company's registration certificate, articles of association and share ledger as set out in Exhibits 11, 12 and 13 are complete, correct and current in all material respects. It should be noted that the Company has moved from its registered address at

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                                                                              9

         S. Allen 5 to its current offices at Regementsvagen 5. This is not reflected on the Company's registration certificate.

8.17 The Company is in substantial compliance with all rules and regulations applicable to the conduct of its business, including applicable zoning and environmental laws affecting the Company's business.

8.18 Since September 1, 1996, no dividend or other payment in respect of the Shares has been declared or paid by the Company.


8.19 Except as listed in Exhibit 14, the Company has not entered into any agreements with its employees relating to profit sharing, stock options or similar arrangements.

8.20 Attached hereto as Exhibit 15 is a list and brief description of all policies of fire, extended coverage, public and products liability and all other kinds of insurance held by the Company. Said policies are in full force and effect, and the Company is not delinquent with respect to any premium relating thereto.

8.21 Since February 28, 1997, the Company has conducted its business in the ordinary course and consistent with past practice and no change, action, taking or other event has occurred which could result in a material adverse change in the financial position, business, assets or properties of the Company.

8.22 Seller acquired certain of the assets of the Company from Regam Medical Systems AB in bankruptcy in accordance with the bankruptcy laws of the Kingdom of Sweden, free and clear of any and all prior claims. Such assets have been transferred to the Company by Seller.

8.23 The Financial Statements delivered to the Buyer are true, complete and accurate in all material respects and fairly present the assets, liabilities, financial condition and results of operations of the Company as at the respective dates thereof and for the periods referred to therein. The Buyer has been informed about and has accepted that costs for development of sensors, amounting to SEK 1,600,000 are capitalized. All other development costs have been met by the Company.

8.24 The Company's accounts receivable are bona fide accounts and, since February 28, 1997, have not been diminished in any manner other than by cash collections and write-offs in the ordinary course of business. A schedule of write-offs is annexed as Exhibit 16. All accounts receivable reflected in the Financial Statements will be within 120 days from the Closing, fully collected net of the amount of disclosed write-offs in Exhibit 16.

8.25 The Company's credit facility with Svenska Handelsbanken amounts to SEK 2,000,000 (which amount includes an amount of SEK 300,000 relating to a guarantee issued by


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                                                                             10

         Svenska Handelsbanken to Lovanger Elektronik AB) and, as of the Closing, the outstanding balance drawn against the credit facility is less than SEK 500,000 (excluding the amount of SEK 300,000 relating to the guarantee issued by Svenska Handelsbanken to Lovanger Elektronik
         AB).


8.26 All machinery and equipment owned by the Company is in operating condition and good repair, reasonable wear and tear excepted, and is in conformity with all safety rules and all other applicable ordinances, regulations and laws.

8.27 The Company's relationship with its customers, vendors and employees is in all material respects satisfactory. Prior to the date of this Agreement, there has been no material adverse change in connection with any agreement or relationship of the Company with any of its top customers.

8.28 No warranty claims will be made relating to the Product manufactured or sold by the Company through the Closing, except for warranty claims in the ordinary course of business.

8.29 All loans and any other form of indebtedness of the Company running to the Seller have been canceled or discharged.

9.       INDEMNIFICATION

9.1 The Seller shall indemnify, defend and hold harmless the Buyer and the Company and its successors and assigns from and against the cost of any and all claims, damages, losses, liability, deficiencies, actions, suits, proceedings, costs or legal expenses arising out of or resulting from (i) any breach of a representation, warranty or covenant by Seller contained in this Agreement, (ii) events occurring in the course of or relating to the Company's business prior to Closing ("Third Party Claim") which are not disclosed in this Agreement or in the Financial Statements, (iii) a liability finally determined for Federal, state, local or foreign taxes that relates to periods up to and including the Closing (a "Tax Claim") to the extent that such taxes were not paid prior to the Closing or were not reflected on the Financial Statements, or (iv) any and all costs and expenses (including reasonable attorneys fees) related to the foregoing.

         Notwithstanding anything to the contrary in this Agreement, the provisions of Section 9 shall operate to limit the liability of the Seller in respect of any claim by the Buyer for any breach of or inaccuracy in the representations and warranties or otherwise under or pursuant to this Agreement.

         For the avoidance of any doubts, it is explicitly agreed that the Seller shall not assume any liability whatsoever for any taxes that may directly or indirectly be levied on the Buyer in connection with the transactions contemplated by this Agreement.

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9.2      The Buyer shall in any event not be entitled to damages or other amounts in respect of any claim by the Buyer for any breach of or inaccuracy in the representations and warranties or otherwise under or pursuant to this Agreement unless and until the aggregate amount of all claims exceeds USD 100,000 (excepting, however, claims made as regards unpaid accounts receivable pursuant to Section 8.24 above, for which claims the USD 100,000 threshold shall not apply).

         All claims shall be calculated in USD.

         The total aggregate liability of the Seller under or pursuant to this Agreement shall not in any event exceed USD 1,200,000.

9.3 No claim shall be brought by the Buyer against the Seller for any breach of or inaccuracy in the representations or warranties or otherwise under or pursuant to this Agreement unless such claim is made bona fide and unless notice in writing of any such claim, accompanied by reasonable particulars thereof specifying the nature of the breach giving rise to the claim and, so far as practicable, the amount claimed in respect thereof, has been given to the Seller not later than the first anniversary of the Closing, or not later than one month following the expiration of the applicable statue of limitations in respect of tax matters or, at any time, with respect to a breach of any representation or warranty of which the Seller had actual knowledge prior to the Closing.

9.4 The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement more than once in respect of any individual breach of the representations and warranties or otherwise under or pursuant to this Agreement.

9.5 In the event any third party asserts any claim with respect to any matter for which Buyer shall have the right to seek indemnification hereunder, the Buyer shall give prompt notice to the Seller, and the Seller shall have the right at its election to control the defense of such third party claim at its own expense by giving prompt notice to the Buyer. The Buyer shall have the right at its choice and cost also to participate in the defense. If the Seller elects to control the defense, it will do so acting in good faith and taking into consideration the reasonable interest of the Company. The Buyer undertakes that it shall not settle any such third party claim without the Seller's consent which the Seller undertakes not to unreasonably withhold. In all events, the parties shall cooperate in defending against any asserted third party claims, and the defending party shall keep the other party duly and reasonably informed during the defense of such claims.

9.6 If, in respect of any matter which would give rise to a breach of or inaccuracy of the representations and warranties or otherwise under or pursuant to this Agreement, the Buyer or the Company is entitled (or would have been so entitled had the Buyer or the Company maintained in force customary and adequate insurance protection) to claim under any policy of insurance, then the Buyer or the Company shall make a claim against its insurers and use their respective best efforts to recover any amount under



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                                                                             12

         such insurance policy. If the Seller has paid to the Buyer or the Company an amount pursuant to a claim in respect of the representations and warranties or under any provisions of this Agreement and the Buyer or the Company subsequently becomes entitled to recovery under an insurance policy (or should have been entitled had such insurance policy been maintained) the Buyer or the Company shall forthwith repay to the Seller the recovered amount, not to exceed what the Seller paid under such claim.

9.7 Where the Buyer or the Company at any time is entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the representations and warranties or under any of the other provisions of this Agreement the Buyer shall, and shall procure that the Company, promptly undertake all necessary steps to enforce such recovery.

9.8 If the Seller pays at any time to the Buyer or the Company an amount pursuant to a claim in respect of the representations and warranties or under any provisions of this Agreement and the Buyer or the Company subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Buyer shall, and shall procure that the Company shall, take all necessary steps to enforce such recovery, and shall forthwith repay to the Seller so much of the amount so recovered by the Buyer or the Company as does not exceed the sum originally paid by the Seller to the Buyer or the Company, less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum from such other person.

9.9 In the event of a claim by Buyer for indemnification in respect of accounts receivable pursuant to Section 8.24 above, which claim is paid by Seller. Buyer shall cause the Company to assign to Seller, the accounts receivable in question. Seller will indemnify Buyer for such claims only if the Company has made reasonable efforts to collect such outstanding accounts receivable.

9.10 In addition to what is otherwise expressed in this Agreement, no claim for any breach of or inaccuracy in the representations or warranties or otherwise under or pursuant to this Agreement shall be brought by the Buyer against the Seller if and to the extent that any such claim occurs as a result of any legislation not in force at the date hereof, or which takes effect retroactively, or occurs as a result of any increase in the tax rate in force at the date hereof or any change in the practice of the relevant tax authorities.

9.11 No matter shall be the subject of a claim for any breach of or inaccuracy in the representations and warranties or otherwise under or pursuant to this Agreement to the extent that allowance, provision or reserve has been made for such matter in the Financial Statements.


9.12 The Buyer shall notify the Seller prior to the Closing of any breach or misrepresentation of any warranty or representation herein which during the due diligence has specifically come to its attention and shall provide the Seller with an opportunity to remedy such

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                                                                             13

         breach or misrepresentation, failing which the Buyer shall not then be entitled to present claims on the basis of such breach or misrepresentation.

9.13 Any claim under this Section 9 or otherwise under or in relation to this Agreement shall be paid in the form of a reduction in the purchase price as follows:

         first, from the Additional Purchase Price under Section 2.3 above; and

         second, from the principal amount of USD 1,000,000 under Section 2.2.1c) above.

         As stated above in Section 9.2, the total aggregate liability of the Seller under or pursuant to this Agreement shall not in any event exceed USD 1,200,000.

9.14 The remedies provided to the Buyer in this Agreement shall be exclusive and it is therefore specifically agreed that no remedy whatsoever under the Swedish Sale of Goods Act (koplag 1990:931) as amended or under any other statute or legal principle, including (but not limited to) to rescind this Agreement, shall be available to the Buyer.

10.      REPRESENTATIONS AND WARRANTIES OF THE BUYER

10.1 The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate power and authority to make and perform this Agreement.

10.2 This Agreement has been duly authorized and, upon execution and delivery by the Buyer, is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. Any necessary government approvals, consents or authorizations required for the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been, or prior to Closing shall be, obtained.

11.      CONFIDENTIALITY AND NON-COMPETE

11.1 During a period of five (5) years from the Closing, the Seller undertakes to refrain from behaving in a manner likely to harm the business of the Company, such as attempting to induce their employees to leave their employment with the Company, or from carrying on, directly or indirectly, any activity of whatever nature that may compete or be likely to compete with the activities of the Company, as of the Closing, in Sweden and all other areas where the Company had any business dealings or relationships (the "Territory") and undertakes not to hold any participation in any company or person carrying on a similar activity in the Territory except to the extent its affiliates (other than the Company) are already involved in such business.

11.2 The Seller acknowledges that the Company possesses and will continue to develop or acquire certain Proprietary Information (as defined below), that the Seller has or may have access to certain Proprietary Information, that the Company may disclose and has disclosed certain Proprietary Information to the Seller and that the Company and the Buyer have an important interest in protecting the confidentiality of the Proprietary Information and providing for the ownership or proprietary rights in that information. During a period of five (5) years from the Closing, the Seller shall not disclose or use in the Territory any Proprietary Information of the Company as of the Closing. As used in this Section, "Proprietary Information" shall include all information contained in patents, patent applications, renewals or continuations, or other technical disclosures held or filed by the Company, business ideas, know how, copyrights and copyright applications, and trademark applications, writings and designs, the identity of specific potential customers, the identity of specific potential employees, and the identity of business relationships with specific persons and specific business organizations, as well as all information protectable as trade secrets, including computer programs, know how, or marketing plans, strategies, new products, unpublished financial statements, budgets, projections, prices, costs, customer and supplier lists and training and promotional materials.

11.3 The Seller acknowledges and agrees that such restrictions, rights and remedies in this Section 11 are reasonable in duration and territory, are designed to eliminate competition that would be unfair to the Company and the Buyer, do not stifle Seller's business operations, would not operate as a bar to Seller's business operations, are fully required to protect legitimate interests of the Company and the Buyer. The Seller acknowledges and agrees that the relevant areas and markets in which the Company and any affiliates will conduct business and will compete include the Territory. Seller acknowledges and agrees that the Territory is reasonable and appropriate for the purposes of the parties to this Agreement.

11.4 The provisions of this Section l 1 shall not be held invalid or unenforceable because of (x) the scope of the Territory (y) actions subject hereto or restricted hereby, or (z) the period of time within which such provisions are effective; provided that the maximum Territory, the actions subject to such provisions and the period of time during which such provisions are effective shall be subject to determination and limitation in accordance with Section 12.4 of this Agreement.


12.      MISCELLANEOUS

12.1 This Agreement and the Exhibits supersedes any prior oral or written agreement between the parties, undertaking or representation or warranty of any kind with respect to all matters referred to herein. It is expressly declared that no amendments hereof shall be effective unless made in writing and signed by the parties.

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                                                                             15

12.2 This Agreement shall be governed by the laws of the Kingdom of Sweden (excluding the law (1987:822) on International Sales and the Sale of Goods Act (1990:931)).

12.3 Any controversy or claim arising out of or relating to this Agreement, the breach hereof or the rights or liabilities of the parties hereunder shall, unless resolved by agreement of the parties, be referred to and finally settled by arbitration in accordance with the rules of the Swedish Act of Arbitration (1929:145) as the law shall from time to time be in effect. Judgment upon the award rendered may be entered in any court having jurisdiction and application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

12.4 Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, as long as the Agreement can be given effect in line with the basic intentions of the parties.

12.5 This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.


IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement at the day and year first written to be effective as and from this date:

ACG NYSTROMGRUPPEN AB                       AFP IMAGING CORPORATION


_____________________________               ____________________________

By:__________________________               By:_________________________

Title:_______________________               Title:______________________